Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 71 Road Town, Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

25 March 2025

george.weston@harneys.com
+1 284 852 4333

061427.0001/GYW/PKM

SEALSQ Corp

Avenue Louis-Casaï 58

1216 Cointrin

Switzerland

Dear SEALSQ Corp

SEALSQ Corp, Company No 2095496 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Registration Statement) relating to the offer and sale, from time to time, by the Company of certain of its ordinary shares with a par value of USD$0.01 per share (the Ordinary Shares), warrants to purchase Ordinary Shares (the Warrants), subscription rights (the Rights) and a combination of such securities, separately or as units in one or more offerings, as described in the Registration Statement (the Securities). The aggregate initial offering price of the securities that the Company may offer and sell under the prospectus filed with the Registration Statement will not exceed $500 million.

Where the context provides, capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

We are furnishing this opinion as Exhibit 5.1 and 23.1 to the Registration Statement.

As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Securities (the corporate proceedings), the Company has informed us that before the Securities are issued and sold under the Registration Statement, the board of directors of the Company (Board) will authorise the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement, and, in each case in a form acceptable to us and British Virgin Islands law, and such applicable corporate proceedings (hereinafter referred to as the Board Authorisations) shall be in full force and effect at the time of any such issuance and sale.

The Company has informed us that the Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments and/or supplement thereto), the prospectus contained therein and any prospectus supplement. We understand that prior to the sale of any Securities under the Registration Statement, the Company will afford us an opportunity to review the applicable Board Authorisations and, if necessary, amendments to the Memorandum and Articles (as defined in Schedule 1) and operative documents pursuant to which such Securities are to be sold and will file any applicable amendment and/or supplement to the Registration Statement (which may include as an exhibit thereto an amended opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Securities.

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In each case, except as otherwise set forth in any applicable amendment and/or supplement to the Statement or prospectus supplement:

(i)	any Ordinary Shares will be issued by the Company under and in accordance with the Memorandum and Articles, as amended from time to time;

(ii)	any Warrants will be issued pursuant to one or more warrant agreements (each, a Warrant Agreement) entered into between the Company and one or more warrant agents in a form filed as an exhibit to a prospectus supplement to the Statement or incorporated by reference therein, and one or more resolutions of the Board;

(iii)	any Rights will be issued pursuant to one or more rights agent agreements (each, a Rights Agreement) entered into between the Company and one or more rights agents in a form filed as an exhibit to a prospectus supplement to the Registration Statement or incorporated by reference therein, and one or more resolutions of the Board; and

(iv)	any Units will be issued pursuant to one or more unit agreements (each, a Unit Agreement) to be entered into by the Company and one or more unit agents in a form filed as an exhibit to a prospectus supplement to the Registration Statement or incorporated by reference therein, and one or more resolutions of the Board.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing.

1.1	The Company is a company duly incorporated with limited liability and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Authorised Shares.

2.1	The Company is authorised to issue a maximum of 210,000,000 shares in two classes as follows:

(a)	200,000,000 Ordinary Shares with a par value of US$0.01; and

(b)	10,000,000 Class F Shares with a par value of US$0.05 (Class F Shares).

3	Issued Shares.

3.1	As of the date of the Director’s Certificate (as defined in Schedule 1) the Company has:

(a)	104,508,901 Ordinary Shares, issued and outstanding;

(b)	1,499,800 Class F Shares, issued and outstanding.

4	Capacity and Power.

4.1	The execution and delivery of the Registration Statement by the Company and the performance of its obligations thereunder is within the corporate capacity and power of the Company and has been duly authorised and approved by all necessary corporate action of the Company.

5	Valid Issuance of Ordinary Shares.

5.1	The allotment and issue of Ordinary Shares as contemplated by the Registration Statement has been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the Ordinary Shares will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation of the holders of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

6	Valid Issuance of Warrants, Rights, and Units.

6.1	When:

(a)	the applicable Warrants have been duly authorised by the Company;

(b)	the final terms of the Warrants have been duly established and approved by the appropriate Board Authorisations; and

(c)	the applicable Warrants have been duly executed by the Company and countersigned or authenticated in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof as contemplated by the Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.2	When:

(a)	the applicable Rights have been duly authorised by the Company;

(b)	the final terms of the Rights have been duly established and approved by the appropriate Board Authorisations; and

(c)	the applicable Rights have been duly executed by the Company and countersigned or authenticated in accordance with the applicable Rights Agreement and delivered to and paid for by the purchasers thereof as contemplated by the Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, such Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.3	When:

(a)	the applicable Units have been duly authorised by the Company;

(b)	the final terms of the Units have been duly established and approved; and

(c)	the applicable Units have been duly executed by the Company and countersigned or authenticated in accordance with the applicable Unit Agreement and delivered to and paid for by the purchasers thereof as contemplated by the Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, such Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

7	Searches.

7.1	No court proceedings pending against the Company are indicated from our searches at the British Virgin Islands High Court Registry referred to in paragraph 3 of Schedule 1.

7.2	Based on our searches at the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to in paragraphs 2 and 5 of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Harney Westwood & Riegels (BVI) LP

Schedule 1

List of Documents and Records Examined

1	A copy of the Company’s certificate of incorporation obtained from the Registry of Corporate Affairs on 4 August 2023 and the memorandum and articles of association of the Company dated 15 March 2023, as amended on 21 December 2023, (Memorandum and Articles) which our searches dated 25 March 2025 indicated have not been subsequently amended.

2	The records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 28 February 2025 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate).

3	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 25 March 2025

4	A certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 14 January 2025 (which expires on 2 July 2025).

5	The records of proceedings on file with, and available for inspection on 25 March 2025 at the High Court of Justice, British Virgin Islands.

6	A certificate from a director of the Company, dated 25 March 2025 (Director’s Certificate).

7	A copy of the resolutions of the board of directors of the Company dated 24 March 2025 approving the issue of the Ordinary Shares (the Resolutions).

(1 to 7 above are the Corporate Documents).

8	The Registration Statement.

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the filing of the Registration Statement and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Statement which has not been properly disclosed in the Resolutions.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conforms in every material respect to the latest draft of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

7	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

(b)	Limitation Periods. Claims under the Statement may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(g)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(i)	Award of Costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(j)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Statement in matters where they determine that:

(i)	such proceedings may be tried in a more appropriate forum;

(ii)	proceedings are already underway in a different forum; or

(iii)	the issues have already been finally determined by another forum.

(k)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act 2001.

2	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

3	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Statement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5	Statutory Powers. Provisions in the Statement which fetter any statutory power of the Company may not be enforceable.

6	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

7	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

8	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.